PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 54 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                      Dated June 23, 2005
                                                                  Rule 424(b)(3)

                                   $5,000,000

                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                                -----------------

               Redeemable Equity-Linked Notes due January 4, 2007
                  Based on the Value of the Nikkei 225(R) Index

Unlike ordinary debt securities, the notes do not pay interest. Instead, unless previously redeemed for the early redemption price, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of the Nikkei 225(R) Index at maturity. In no event, however, will the payment at maturity be less than the principal amount of $1,000 per note.

o    The principal amount and issue price of each note is $1,000.

o    We will not pay interest on the notes.

o If, at any time on any index business day from and including the original issue date of the notes to and including December 28, 2006, which we refer to as the determination date, the value of the Nikkei 225 Index, which we refer to as the index value, is equal to or greater than the threshold value, the notes will be automatically redeemed for a cash payment equal to $1,040 for each $1,000 principal amount of notes, which payment we refer to as the early redemption price.

     (0) The threshold value is 13,665.19, which is approximately 119% of the initial index value.

     (0)  The initial index value is 11,483.35.

o At maturity, if the notes have not been previously redeemed, you will receive the principal amount of $1,000 per note plus a supplemental redemption amount, if any, equal to the product of $1,000 times the percentage, if any, by which the final index value exceeds the initial index value.

     (0) The final index value will equal the closing value of the Nikkei 225 Index on the determination date.

o If, on the determination date, the final index value is less than or equal to the initial index value, and the notes have not been previously redeemed for the early redemption price, you will receive only the principal amount of $1,000 and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the Nikkei 225 Index or its component stocks.

o    The notes will not be listed on any securities exchange.

o    The CUSIP number for the notes is 61746SBF5.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-9.

                              -------------------
                                   PRICE 100%
                              -------------------


                                Price to           Agent's         Proceeds to
                                 Public        Commissions(1)        Company
                              -------------  -----------------  ----------------
Per note..................        100%              .75%             99.25%
Total.....................     $5,000,000          $37,500         $4,962,500

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Description of Notes--Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is based on the performance of the Nikkei 225(R) Index. These notes combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying Nikkei 225 Index, subject to the early redemption of the notes and payment of the early redemption price, as discussed below. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final index value over the initial index value, subject to the early redemption of the notes.

     "Nikkei 225(R) Index" is a trademark of Nikkei and has been licensed for use by Morgan Stanley.

Each note costs $1,000           We, Morgan Stanley, are offering you Redeemable
                                 Equity-Linked Notes due January 4, 2007, Based on the Value of the Nikkei 225(R) Index, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

                                 The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

Payment at maturity              Unlike ordinary debt securities, the notes do
                                 not pay interest. At maturity, unless the notes have been previously redeemed for the early redemption price as described below under "
                                 Your return is limited by the early redemption feature of the notes," you will receive the principal amount of $1,000 per note, plus a supplemental redemption amount equal to the product of $1,000 times the percentage, if any, by which the final index value exceeds the initial index value.

                                 The initial index value is 11,483.35. The closing value of the Nikkei 225 Index on June 23, 2005, the day we priced the notes for initial sale to the public, is 11,576.75. The final index value will be the closing index value on December 28, 2006, which we refer to as the determination date. If the scheduled determination date is not an index business day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled index business day that is also a trading day following the determination date as postponed. In no event, however, will the payment at maturity be less than the principal amount of $1,000.

                                          100% Principal Protection

                                 If the notes are redeemed prior to maturity, we will pay you the early redemption price which is equal to $1,040 per each $1,000 principal amount of notes, as described below under "Your return is limited by the early redemption of the notes". At maturity, if the notes have not been previously redeemed, we will pay you at least

                                 $1,000 for each $1,000 principal amount of notes, plus the supplemental redemption amount per note, if any.

                                       The Supplemental Redemption Amount
                                         Based on the Nikkei 225 Index

                                 The supplemental redemption amount will be equal to the product of $1,000 times the percentage, if any, by which the final index value exceeds the initial index value. If the final index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

                                 supplemental                (final index value - initial index value)
                              redemption amount  =  $1,000 x -----------------------------------------
                                                                       initial index value


                                 where

                                 initial index value = 11,483.35

                                 final index value   = the closing index value
                                                       of the Nikkei 225 Index
                                                       on the determination date

                                 If the notes have not been previously redeemed and at maturity the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount of $1,000 for each note that you hold and will not receive any supplemental redemption amount.

                                 You can review the historical values of the Nikkei 225 Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the Nikkei 225 Index is not reflected in the level of the Nikkei 225 Index and, therefore, has no effect on the calculation of the payment at maturity.

                                 Investing in the notes is not equivalent to investing in the Nikkei 225 Index or its component securities.

Your return is limited by the    The return you may realize on the notes is
early redemption feature of      limited by the early redemption feature of the
the notes                        notes. The notes will be automatically redeemed
                                 if the index value equals or exceeds the threshold value at any time on any index business day from and including the original issue date of the notes to and including the determination date. The threshold value is 13,665.19, which is approximately 119% of the initial index value. Consequently, your return on the notes will never be greater than approximately 118.99% of the issue price of the notes. If the notes are automatically redeemed, your return will be significantly less: you will receive a cash payment equal to $1,040 for each $1,000 principal amount of notes, which we refer to as the early redemption price, or 104% of the issue price of the notes. See
                                 "Description of Notes--Early Redemption." If the notes are redeemed for the early redemption price, you will not receive any supplemental redemption amount related to the percentage by which the final index value exceeds the initial index value on the early redemption date and will receive only the early redemption price of $1,040 for each $1,000 principal amount of notes. In addition, you should not expect to obtain a total return of more than 118.99% on the issue price of the notes at maturity.

Nikkei 225 Index                 The Nikkei 225 Index is a stock index
                                 calculated, published and disseminated by Nihon
                                 Keizai Shimbun, Inc. that measures the
                                 composite price performance of selected
                                 Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Nikkei rules require that the 75 most liquid issues
                                 (one-third of the component count of the Nikkei
                                 225 Index) be included in the Nikkei 225 Index.

MS & Co. will be the             We have appointed our affiliate, Morgan Stanley
calculation agent                & Co. Incorporated, which we refer to as MS &
                                 Co., to act as calculation agent for JPMorgan
                                 Chase Bank, N.A. (formerly known as JPMorgan
                                 Chase Bank), the trustee for our senior notes.
                                 As calculation agent, MS & Co. will determine the initial index value, any index values, the final index value, the percentage change in the Nikkei 225 Index, whether the notes are subject to early redemption and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as     The notes will be treated as "contingent
contingent payment debt          payment debt instruments" for U.S. federal
instruments for U.S. federal     income tax purposes, as described in the
income tax purposes              section of this pricing supplement called
                                 "Description of Notes--United States Federal
                                 Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S.
                                 taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United
                                 States Federal Income Taxation" and the
                                 sections called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" and "United States
                                 Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                 If you are a non-U.S. investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more          The notes are senior notes issued as part of
information on the notes         our Series F medium-term note program. You can
                                 find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 10, 2004.
                                 We describe the basic features of this type of
                                 note in the sections of the prospectus
                                 supplement called "Description of
                                 Notes--Floating Rate Notes" and "--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices."

                                 Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in equity-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us                  You may contact your local Morgan Stanley
                                 branch office or our principal executive offices at 1585 Broadway, New York, New York
                                 10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE NOTES

     If, at any time from and including the original issue date of the notes to and including the determination date, the index value on any index business day is equal to or greater than the threshold value of 13,665.19, the notes will be automatically redeemed for a cash payment equal to the early redemption price of $1,040 for each $1,000 principal amount of notes.

     At maturity, if the notes have not been previously redeemed and if the final index value is greater than the initial index value, for each $1,000 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $1,000. The supplemental redemption amount will be calculated on the determination date and is equal to the product of $1,000 times the percentage, if any, by which the final index value exceeds the initial index value.

     Presented below are hypothetical examples showing how the payout on the notes, including the early redemption price and the supplemental redemption amount, is calculated. The following examples are based on the following terms:

     (degree) Initial Index Value:   11,483.35

     (degree) Threshold Value:       13,665.19



Example 1:

During the term of the notes, the Nikkei 225 reaches an index value equal to 120% of the initial index value on a random index business day on or prior to the determination date.


Hypothetical interim index value:       13,800


                 early redemption price per note  =  $1,040


     In the example above, because the index value exceeded the threshold value during the term of the notes, the notes were subject to early redemption and the total payout per note upon such early redemption equaled $1,040.

Example 2:

During the term of the notes, the index value never equals or exceeds the threshold value, or 119% of the initial index value, and on the determination date, the final index value is 10% greater than the initial index value.


Hypothetical final index value:         12,631.69


              supplemental                        12,631.69 - 11,483.35
              redemption amount per = $1,000  x  ----------------------- = $100
              note                                       11,483.35


     In the example above, the total payout at maturity per note will equal $1,100, which is the sum of the principal amount of $1,000 and a supplemental redemption amount of $100.

     The supplemental redemption amount, if any, is based on the final index value on the determination date. Because the value of the Nikkei 225 Index may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the index value of the Nikkei 225 Index on the determination date on the amount payable to you at maturity. However, the

Nikkei 225 Index may not have increased or decreased at the determination date in accordance with any of the trends depicted by the hypothetical examples below.

     The following three examples illustrate the payout at maturity on the notes for a range of hypothetical final index values on the determination date and demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the final index value.

     These examples are based on an initial index value of 11,483.35, a threshold value of 13,665.19 and an issue price per note of $1,000.

                                                                   ---------------- --------------- ----------------
                                                                      Example 1       Example 2        Example 3
     ------------------------------------------------------------- ---------------- --------------- ----------------
     Final index value:                                               12,861.35       11,000.00           N/A
     ------------------------------------------------------------- ---------------- --------------- ----------------
     Highest interim index value:                                     12,950.00       13,100.00        13,685.00
     ------------------------------------------------------------- ---------------- --------------- ----------------
     Early redemption price:                                             N/A             N/A            $1,040
     ------------------------------------------------------------- ---------------- --------------- ----------------
     Supplemental redemption amount:                                    $120              $0              $0
     ------------------------------------------------------------- ---------------- --------------- ----------------
     Return at maturity or early redemption on a $1,000                $1,120           $1,000          $1,040
     investment:
     ------------------------------------------------------------- ---------------- --------------- ----------------

o In Example 1, the final index value on the determination date is greater than the initial index value, but at no time has the index value reached or exceeded the threshold value, or 119% of the initial index value. At maturity, for each note the investor receives $1,120, the sum of the principal amount of $1,000 and the supplemental redemption amount of $120. The return on the notes at maturity represents a 12% increase above the issue price, which is the same as the simple index return of approximately 12%.

o In Example 2, the final index value on the determination date is lower than the initial index value, but at no time has the index value reached or exceeded 119% of the initial index value. Because the final index value is less than the initial index value, there is no supplemental redemption amount. However, the investor receives the principal amount of $1,000 for each note at maturity, even though the index declines by approximately 4.35%.

o In Example 3, a final index value was not calculated, because, during the life of the notes, the index value exceeded the threshold value and the notes were automatically redeemed at the early redemption price of $1,040. The return on the notes at the date of early redemption represents a 4% increase above the issue price, even though the index might have increased above 19% at maturity of the notes.

     You can review the historical values of the Nikkei 225 Index for the period from January 1, 2000 through June 23, 2005 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the Nikkei 225 Index based on its historical performance.

                                  RISK FACTORS

     The notes are not secured debt and, unlike ordinary debt securities, the notes do not pay interest. Investing in the notes is not equivalent to investing directly in the Nikkei 225 Index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes,    The terms of the notes differ from those of
the notes do not pay interest    ordinary debt securities in that we will not
                                 pay interest on the notes. Because the
                                 supplemental redemption amount due at maturity may equal zero and you may not receive the early redemption price, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final index value over the initial index value, subject to the early redemption of the notes for the early redemption price, as described in this pricing supplement.

Your appreciation potential is   The appreciation potential of the notes is
limited by the early             limited by the early redemption of the notes,
redemption of the notes          which is triggered if, at any time from and
                                 including the original issue date of the notes to and including the determination date, the index value on any index business day is equal to or greater than the threshold value of 13,665.19, which is approximately 119% of the initial index value and approximately 118% of the index value on the date we offered the notes for initial sale to the public. In such case, the notes will be automatically redeemed for the early redemption price of $1,040 for each $1,000 principal amount of notes. As a result, you will not share in any appreciation of the Nikkei 225 Index above approximately
                                 118.99% of the initial index value under any circumstances and, if the notes are automatically redeemed, you will receive significantly less, because the early redemption price is fixed at $1,040 for each $1,000 principal amount of notes. See
                                 "Description of Notes--Early Redemption".

The notes may not pay more       If the final index value is less than or equal
than the principal amount at     to the initial index value, you will receive
maturity                         only the principal amount of $1,000 for each
                                 note you hold at maturity.


The notes will not be listed     The notes will not be listed on any securities
                                 exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.

Market price of the notes will   Several factors, many of which are beyond our
be influenced by many            control, will influence the value of the notes
unpredictable factors            in the secondary market and the price at which
                                 MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

                                 o the value of the Nikkei 225 Index at any time and on the determination date, and the index value relative to the threshold value

                                 o the volatility (frequency and magnitude of changes in value) of the Nikkei 225 Index

                                 o interest and yield rates in the U.S. and Japanese markets

                                 o   geopolitical conditions and economic,
                                     financial, political and regulatory or
                                     judicial events that affect the securities underlying the Nikkei 225 Index or stock markets generally and that may affect the final index value

                                 o the time remaining to the maturity of the notes

                                 o the dividend rate on the stocks underlying the Nikkei 225 Index

                                 o   our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the Nikkei 225 Index is at, below or not sufficiently above the initial index value or if market interest rates rise.

                                 You cannot predict the future performance of the Nikkei 225 Index based on its historical performance. We cannot guarantee that the final index value will be higher than the initial index value so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of commissions     Assuming no change in market conditions or any
and projected profit from        other relevant factors, the price, if any, at
hedging in the original issue    which MS & Co. is willing to purchase notes in
price is likely to adversely     secondary market transactions will likely be
affect secondary market prices   lower than the original issue price, since the
                                 original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the Nikkei 225    Nihon Keizai Shimbun, Inc., the publisher of
Index could adversely affect     the Nikkei 225 Index, ("Nikkei") is responsible
the value of the Notes           for calculating and maintaining the Nikkei 225
                                 Index. Nikkei can add, delete or substitute the stocks underlying the Nikkei 225 Index or make other methodological changes that could change the value of the Nikkei 225 Index. Nikkei may discontinue or suspend calculation or dissemination of the Nikkei 225 Index. Any of these actions could adversely affect the value of the notes. Nikkei may discontinue or suspend calculation or publication of the Nikkei 225
                                 Index at any time.

                                 In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Nikkei 225 Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the Notes will be an amount based on the closing prices at maturity of the stocks underlying the Nikkei 225 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Nikkei 225 Index last in effect prior to discontinuance of the Nikkei 225 Index.

There are risks associated       Investments in securities indexed to the value
with investments in securities   of Japanese equity securities involve risks
indexed to the value of          associated with the Japanese securities market,
Japanese equity securities       including volatility, governmental intervention
                                 and cross-shareholdings among companies in the Nikkei 225 Index. Also, there is generally less publicly available information about Japanese companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange
                                 Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

Investing in the notes is not    Investing in the notes is not equivalent to
equivalent to investing in the   investing in the Nikkei 225 Index or its
Nikkei 225 Index                 component stocks. As an investor in the notes,
                                 you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Nikkei 225 Index, nor are you exposed to increases or decreases in the currency exchange rate between the U.S. dollar and the Japanese yen, the trading currency of the stocks that underlie the Nikkei 225 Index.

You have no shareholder rights   As an investor in the notes, you will not have
                                 voting rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Nikkei 225
                                 Index.

The economic interests of the    The economic interests of the calculation agent
calculation agent and other of   and other of our affiliates are potentially
our affiliates are potentially   adverse to your interests as an investor in the
adverse to your interests        notes.

                                 As calculation agent, MS & Co. will determine the initial index value and the final index value, whether the notes are subject to early redemption and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index value in the event of a discontinuance of the Nikkei 225 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market Disruption Event" and "--Discontinuance of the Nikkei 225 Index; Alteration of Method of Calculation."

                                 The issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity     MS & Co. and other affiliates of ours have
by the calculation agent and     carried out, and will continue to carry out,
its affiliates could             hedging activities related to the notes (and
potentially adversely affect     possibly to other instruments linked to the
the value of the Nikkei 225      Nikkei 225 Index or its component stocks),
Index                            including trading in the stocks underlying the
                                 Nikkei 225 Index as well as in other
                                 instruments related to the Nikkei 225 Index. MS
                                 & Co. and some of our other subsidiaries also trade the stocks underlying the Nikkei 225
                                 Index and other financial instruments related to the Nikkei 225 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the initial index value and, as a result, could have increased the value at which the Nikkei
                                 225 Index must close on the determination date before you receive a payment at maturity that exceeds the principal amount on the notes.
                                 Additionally, such hedging or trading
                                 activities during the term of the notes could potentially affect the value of the Nikkei 225

                                 Index on any index business day and,
                                 accordingly, the likelihood that the index value will equal or exceed the threshold value.

The notes will be treated as     You should also consider the tax consequences
contingent payment debt          of investing in the notes. The notes will be
instruments for U.S. federal     treated as "contingent payment debt
income tax purposes              instruments" for U.S. federal income tax
                                 purposes, as described in the section of this pricing supplement called "Description of
                                 Notes--United States Federal Income Taxation."
                                 Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield
                                 (as defined in this pricing supplement) of the notes even though you will not receive any stated interest on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" and "United States
                                 Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $1,000 principal amount of any of our Redeemable Equity-Linked Notes due January 4, 2007, Based on the Value of the Nikkei 225 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal
  Amount...................   $5,000,000

Original Issue Date
  (Settlement Date ).......   June 30, 2005

Maturity Date..............   January 4, 2007, subject to extension in
                              accordance with the following paragraph in the event of a Market Disruption Event on the Determination Date.

                              If, due to a Market Disruption Event or otherwise, the Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Index Business Day that is also a Trading Day following the Determination Date as postponed. See "--Determination Date" below.

Specified Currency.........   U.S. dollars

CUSIP Number...............   61746SBF5

Minimum Denominations......   $1,000

Issue Price................   $1,000 (100%)

Interest Rate..............   None

Payment at Maturity........   Subject to Early Redemption as described below, at
                              maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption
                              Amount, if any, as determined by the Calculation
                              Agent.

                              We shall, or shall cause the Calculation Agent to
                              (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Early Redemption...........   If, at any time on any Index Business Day on or
                              following the Original Issue Date to and including the Determination Date the Index Value is equal to or greater than the Threshold Value, which is approximately 119% of the Initial Index Value, the Notes will be automatically redeemed for the Early
                              Redemption Price on the Early Redemption Date.

                              We shall, or shall cause the Calculation Agent to
                              (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of such Early Redemption on or prior to 10:30 a.m. on the Trading Day following the date on which the Threshold Value was equaled or exceeded (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Early Redemption Date), and (ii) deliver the aggregate cash amount due with respect to the Notes upon Early Redemption to the Trustee for delivery to DTC, as holder of the Notes, on the Early Redemption Date. We expect such amount of cash will be distributed to investors on the Early Redemption Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Early Redemption Price.....   $1,040 per each $1,000 principal amount of Notes.

Early Redemption Date......   The fifth Business Day after the date on which the
                              Threshold Value was equaled or exceeded.

Threshold Value............   13,665.19

Supplemental Redemption
  Amount...................   The Supplemental Redemption Amount will be equal
                              to the product of $1,000 times the Index Percent
                              Change; provided that the Supplemental Redemption
                              Amount will not be less than zero. The Notes will not pay any Supplemental Redemption Amount upon the Early Redemption of the Notes. The Calculation
                              Agent will calculate the Supplemental Redemption
                              Amount, if any, on the Determination Date.

Index Percent Change.......   The Index Percent Change is a fraction, the
                              numerator of which will be the Final Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value. The
                              Index Percent Change is described by the following formula:

                                 (Final Index Value - Initial Index Value)
                                 -----------------------------------------
                                            Initial Index Value


Initial Index Value........   11,483.35

Final Index Value..........   The Final Index Value will be determined as of the
                              Determination Date and will equal the closing
                              Index Value of the Nikkei 225 Index or any
                              Successor Index (as defined under
                              "--Discontinuance of the Nikkei 225 Index;
                              Alteration of Method of Calculation" below), as applicable, at the regular official weekday close of trading on the Relevant Exchange on such Determination

                              Date. In certain circumstances, the Final Index Value will be based on the alternate calculation of the Nikkei 225 Index described under "--Discontinuance of the Nikkei 225 Index; Alteration of Method of Calculation."

Index Value................   The Index Value of the Nikkei 225 Index or any
                              Successor Index (as defined under
                              "--Discontinuance of the Nikkei 225 Index;
                              Alteration of Method of Calculation" below), as applicable, at any time on any Index Business Day will equal the official quoted value of the Nikkei
                              225 Index or any Successor Index, as applicable, as displayed on Bloomberg; provided that if Bloomberg is unavailable at any time on any Index
                              Business Day, such Index Value will equal the official quoted value of the Nikkei 225 Index or any Successor Index, as applicable, as displayed on Reuters.

Determination Date.........   The Determination Date will be December 28, 2006,
                              subject to adjustment as described in the following paragraph.

                              If December 28, 2006 is not an Index Business Day or if there is a Market Disruption Event with respect to the Nikkei 225 Index on such day, the Determination Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred.

Trading Day................   A day, as determined by the Calculation Agent, on
                              which trading is generally conducted on the New
                              York Stock Exchange, Inc. ("NYSE"), the American
                              Stock Exchange LLC ("AMEX"), the Nasdaq National
                              Market, the Chicago Mercantile Exchange and the
                              Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Index Business Day.........   A day, as determined by the Calculation Agent, on
                              which trading is generally conducted on the Tokyo
                              Stock Exchange, Inc. ("TSE") and on any exchange on which futures or options contracts related to the Nikkei 225 Index are traded, other than a day on which trading on any such exchange is scheduled to close prior to its regular final weekday closing time.

Book Entry Note or
  Certificated Note........   Book Entry. The Notes will be issued in the form
                              of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                              Securities--Global Securities--Registered Global
                              Securities" in the accompanying prospectus.

Senior Note or Subordinated
  Note.....................   Senior

Trustee....................   JPMorgan Chase Bank, N.A. (formerly known as
                              JPMorgan Chase Bank)

Agent......................   Morgan Stanley & Co. Incorporated and its
                              successors ("MS & Co.")

Market Disruption Event....   Market Disruption Event means, with respect to the
                              Nikkei 225 Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Nikkei 225 Index (or the Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Nikkei 225 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant
                              Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Nikkei 225
                              Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                              For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nikkei 225 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Nikkei 225 Index shall be based on a comparison of (x) the portion of the value of the Nikkei 225 Index attributable to that security relative to (y) the overall value of the Nikkei 225 Index, in each case immediately before that suspension or limitation.

                              For purposes of determining whether a Market
                              Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Nikkei 225 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Nikkei 225 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Nikkei 225 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange..........   Relevant Exchange means the primary exchange or
                              market of trading for any security then included in the Nikkei 225 Index or any Successor Index.

Alternate Exchange
  Calculation in Case of
  an Event of Default .....   In case an event of default with respect to the
                              Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the "Acceleration
                              Amount") will be equal to the $1,000 principal amount per Note plus the Supplemental Redemption
                              Amount, if any, determined as though the Final
                              Index Value were the closing Index Value on the date of acceleration; provided that if the Notes have become subject to Early Redemption, and the Early Redemption Price has not been paid prior to the date of acceleration, the amount declared due and payable upon such acceleration per Note will be the Early Redemption Price.

                              If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Calculation Agent..........   MS & Co.

                              All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                              All calculations with respect to the Final Index Value and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                              Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value, the Initial Index Value, the Final Index Value, the Index Percent Change, the Supplemental Redemption Amount, whether the Notes are subject to Early Redemption or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the Nikkei 225 Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The Nikkei 225 Index.......   We have derived all information regarding the
                              Nikkei 225 Index contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.
                              Such information reflects the policies of, and is subject to change by, the Nihon Keizai Shimbun, Inc., which is commonly referred to as Nikkei.
                              Nikkei has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225
                              Index.

                              The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks (the "Underlying Stocks") trading on the Tokyo Stock Exchange (the "TSE") representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

                              The 225 companies included in the Nikkei 225 Index are divided into six sector categories:
                              Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

                              o Technology -- Pharmaceuticals, Electrical machinery, Automobiles, Precision machinery, Telecommunications

                              o Financials -- Banks, Miscellaneous finance, Securities, Insurance

                              o Consumer Goods -- Marine products, Food, Retail, Services

                              o Materials -- Mining, Textiles, Paper & pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous metals, Trading House

                              o    Capital Goods/Others -- Construction,
                                   Machinery, Shipbuilding, Transportation
                                   equipment, Miscellaneous manufacturing, Real estate

                              o Transportation and Utilities -- Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric power, Gas

                              The Nikkei 225 Index is a modified, price-weighted index (i.e., an Underlying Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Divisor was 23.947 as of October 1, 2004 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing (Y)50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of (Y)50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

                              In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

                              An Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer,
                              (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the "Kanri-Post" (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Underlying Stocks, Nikkei will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

                              A list of the issuers of the Underlying Stocks constituting Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei. Nikkei may delete, add or substitute any stock underlying the Nikkei 225 Index. Nikkei first calculated and published the Nikkei 225 Index in 1970.

Discontinuance of the
  Nikkei 225 Index;
  Alteration of Method
  of Calculation...........   If Nikkei discontinues publication of the Nikkei
                              225 Index and Nikkei or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued
                              Nikkei 225 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Value will be determined by reference to the value of such Successor Index at the time and on the date that any Index Value is to be determined.

                              Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                              If Nikkei discontinues publication of the Nikkei 225 Index prior to, and such discontinuance is continuing on, the Determination Date or any interim date on which the Nikkei 225 Index may equal or exceed the Threshold Value and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the closing Index Value for such date. Following any such determination, the Calculation Agent will not compute the intraday values on any Index Business Day and will instead rely on the closing Index Value as computed by the Calculation Agent for the purpose of determining whether the index equals or exceeds the Threshold Value. The closing Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the Nikkei 225 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the Nikkei 225 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nikkei 225 Index may adversely affect the value of the Notes.

                              If at any time the method of calculating the Nikkei 225 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Nikkei 225 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Nikkei 225 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Nikkei 225 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value and, if applicable, the Initial Index Value with reference to the Nikkei 225 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Nikkei 225 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Nikkei 225 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.....   The following table sets forth the published high
                              and low closing Index Values, as well as end-of-quarter Index Values, of the Nikkei 225
                              Index for each quarter in the period from January
                              1, 2000 through June 23, 2005. The Initial Index
                              Value is 11,483.35 and the closing Index Value on June 23, 2005 was 11,576.75. We obtained the information in the table below from Bloomberg
                              Financial Markets, without independent
                              verification. The historical values of the Nikkei
                              225 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Nikkei 225 Index on the Determination Date. The level of the Nikkei 225
                              Index may decrease so that you will receive a payment at maturity that is only equal to the principal amount of the Notes. We cannot give you any assurance that the level of the Nikkei 225
                              Index will increase so that at maturity you will receive a payment in excess of the principal amount of the Notes. Nor can we give you any assurance that the value of the Nikkei 225 Index will not reach the Threshold Value of 13,665.19 from and including the Original Issue Date to and including the Determination Date, in which case you would only receive the Early Redemption Price.

                                                       The Nikkei 225 Index
                                                   High        Low    Period End
                              ------------------ ---------  --------- ----------
                              2000
                              First Quarter....  20,706.65  18,168.27  20,337.32
                              Second Quarter...  20,833.21  16,008.14  17,411.05
                              Third Quarter....  17,614.66  15,626.96  15,747.26

                                                       The Nikkei 225 Index
                                                   High        Low    Period End
                              ------------------ ---------  --------- ----------
                              Fourth Quarter...  16,149.08  13,423.21  13,785.69
                              2001
                              First Quarter....  14,032.42  11,819.70  12,999.70
                              Second Quarter...  14,529.41  12,574.26  12,969.05
                              Third Quarter....  12,817.41   9,504.41   9,774.68
                              Fourth Quarter ..  11,064.30   9,924.23  10,542.62
                              2002
                              First Quarter....  11,919.30   9,420.85  11,024.94
                              Second Quarter...  11,979.85  10,074.56  10,621.84
                              Third Quarter....  10,960.25   9,075.09   9,383.29
                              Fourth Quarter...   9,215.56   8,303.39   8,578.95
                              2003
                              First Quarter....   8,790.92   7,862.43   7,972.71
                              Second Quarter...   9,137.14   7,607.88   9,083.11
                              Third Quarter....  11,033.32   9,265.56  10,219.05
                              Fourth Quarter...  11,161.71   9,614.60  10,676.64
                              2004
                              First Quarter....  11,770.65  10,365.40  11,715.39
                              Second Quarter...  12,163.89  10,505.05  11,858.87
                              Third Quarter....  11,896.01  10,687.81  10,823.57
                              Fourth Quarter...  11,488.76  10,659.15  11,488.76
                              2005
                              First Quarter....  11,966.69  11,238.37  11,668.95
                              Second Quarter
                                 (through
                                  June 23,
                                  2005)........  11,874.75  10,825.39  11,576.75

                              Source: Bloomberg Financial Markets

Use of Proceeds and
  Hedging..................   The net proceeds we receive from the sale of the
                              Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                              On or prior to the date of this pricing
                              supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in futures on the Nikkei 225 Index. Such purchase activity could potentially have increased the value of the Nikkei 225 Index, and therefore effectively increased the level of the Nikkei 225 Index that must prevail on the Determination Date in order for you to receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Date, by purchasing and selling the stocks underlying the Nikkei 225 Index, futures or options contracts or exchange traded funds on the Nikkei 225 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Date. We cannot give any assurance that our hedging activity will not affect the value of the Nikkei 225 Index, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution.............   Under the terms and subject to the conditions
                              contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The
                              Agent may allow a concession not in excess of .75% per Note to other dealers. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                              We expect to deliver the Notes against payment therefor in New York, New York on June 30, 2005, which is the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the Notes initially will settle in five Business Days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

                              In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the Nikkei 225 Index in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                              General

                              No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                              The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                              Brazil

                              The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                              Chile

                              The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                              Hong Kong

                              The Notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                              Mexico

                              The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                              Singapore

                              This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement between
  Nikkei and Morgan
  Stanley..................   As of the Settlement Date, we will have received
                              the consent of Nikkei, the publisher of the Nikkei
                              225 Index, to use and refer to the Nikkei 225
                              Index in connection with the Notes. Nikkei has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei
                              225 Index. Nikkei has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225
                              Index. In addition, Nikkei has no relationship to us or the Notes; it does not sponsor, endorse, authorize, sell or promote the Notes, and has no obligation or liability in connection with the administration, marketing or trading of the Notes or with the calculation of the Supplemental
                              Redemption Amount, as described above.

ERISA Matters for Pension
  Plans and Insurance
  Companies................   Each fiduciary of a pension, profit-sharing or
                              other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes.
                              Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                              In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                              The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                              Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of
                              Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                              Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                              Purchasers of the Notes have exclusive
                              responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal
  Income Taxation..........   The following summary is based on the opinion of
                              Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S.
                              federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of Section
                              1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S.
                              federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                              o    certain financial institutions;

                              o    tax-exempt organizations;

                              o dealers and certain traders in securities or foreign currencies;

                              o investors holding a Note as part of a hedging transaction, straddle, conversion or other integrated transaction;

                              o    U.S. Holders, as defined below, whose
                                   functional currency is not the U.S. dollar;

                              o    partnerships;

                              o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;

                              o corporations that are treated as controlled foreign corporations or passive foreign investment companies;

                              o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                              o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and

                              o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

                              If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              U.S. Holders

                              This section applies to you only if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                              o    a citizen or resident of the United States;

                              o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

                              o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                              The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                              In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                              The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument but with no contingent payment with terms otherwise similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield") and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is a rate of 3.9495% compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,060.4876 due at maturity.

                              The following table states the amount of OID that will be deemed to have accrued with respect to a Note for each calendar period (assuming a day count convention of 30 days per month and 360 days per year), based upon our determination of the comparable yield and the projected payment schedule:

                                                                     OID        TOTAL OID DEEMED
                                                                  DEEMED TO     TO HAVE ACCRUED
                                                                ACCRUE DURING    FROM ORIGINAL
                                                                   CALENDAR     ISSUE DATE (PER
                                                                 PERIOD (PER    NOTE) AS OF END
                                       CALENDAR PERIOD              NOTE)      OF CALENDAR PERIOD
                              Original Issue Date through
                                 December 31, 2005..........       $19.7475         $19.7475
                              January 1, 2006 through
                                 December 31, 2006..........       $40.2749         $60.0224
                              January 1, 2007 through
                                 January 4, 2007............       $ 0.4652         $60.4876

                              The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

                              Non-U.S. Holders

                              This section applies to you only if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                              o    a nonresident alien individual;

                              o    a foreign corporation; or

                              o    a foreign trust or estate.

                              Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                              o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in
                                   Section 881(c)(3)(A) of the Code; and

                              o the certification required by Section 871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                              Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding these certification requirements.

                              Estate Tax. Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Note, if received by the decedent at the time of death, would have been subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied).

                              If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                              Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.